Exhibit 99.1


INVESTOR RELATIONS CONTACT:                     MEDIA CONTACT:
Robert J. Vill                                  Jane Randel
Vice President, Treasury                        Vice President,
   and Investor Relations                         Corporate Communications
Liz Claiborne Inc.                              Liz Claiborne Inc.
201.295.7515                                    212.626.3408


              LIZ CLAIBORNE INC. AGREES TO ACQUIRE MEXX GROUP B.V. THE INTERNATIONAL LIFESTYLE APPAREL BRAND STRENGTHENS
                      LIZ CLAIBORNE INC.'S GLOBAL PRESENCE


NEW YORK, NY MAY 16, 2001 - Liz Claiborne Inc. (NYSE:LIZ) announced today that it has signed a definitive agreement to purchase 100 percent of the stock of Mexx Group B.V., a privately held fashion apparel and accessories company, for an approximate purchase price of 300 million Euros in cash at closing including the assumption of debt, plus an earnout designed to equal 28% of future implied equity value, payable at either party's option with respect to the year ended 2003, 2004 or 2005. Based in the Netherlands, the company designs and markets a wide range of merchandise for women, men and children under the Mexx brand name. Mexx products are sold via wholesale and retail formats in more than 40 countries in Europe, the Asia Pacific region, Canada and the Middle East. Mexx had sales of 382 million Euros in 2000. The transaction is expected to close by the end of May.

Commenting on the announcement, Paul R. Charron, Chairman and Chief Executive Officer of Liz Claiborne Inc., said: "The acquisition of Mexx is consistent with our long-term growth strategy. Mexx's international presence and, in particular, its Pan-European strengths will provide valuable geographic and brand diversification to our portfolio. It has a strong wholesale and retail value chain, and an experienced and committed management team with a corporate culture similar to that of Liz Claiborne. The Mexx brand is well positioned for growth, and we look forward to working with the proven Mexx management team to maximize this potential. We expect Mexx's sales to increase in the mid to upper teens on an annualized basis in 2001 over 2000. We also expect this transaction to be accretive to earnings by $.04 - $.06 in 2001."

Rattan Chadha, President and Chief Executive Officer of Mexx, said: "We are very pleased to be joining the Liz Claiborne family of brands. We are two like-minded companies that are leaders in our respective geographical and product areas. This affords numerous opportunities to share best practices and benefit from each other's strengths. For example, our partnership will provide the capital needed to accelerate Mexx's growth. And Mexx will be able to leverage Liz Claiborne's outstanding design and sourcing capabilities to create superior value and quality across Mexx's product portfolio. Equally important, in aesthetic terms the Liz Claiborne and Mexx brands complement each other, with Liz Claiborne apparel targeting "boomers" 35+ and Mexx focusing on younger customers."

Liz Claiborne Inc. designs and markets an extensive range of women's and men's fashion apparel and accessories appropriate to wearing occasions ranging from casual to dressy. The Company also markets fragrances for women and men. Liz Claiborne Inc.'s brands include - Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Emma James, First Issue, Laundry by Shelli Segal, Liz Claiborne,


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Lucky Brand, Meg Allen, Monet, Russ, Sigrid Olsen and Villager. In addition, Liz
Claiborne Inc. holds the exclusive, long-term license to produce and sell men's and women's collections of DKNY(R) Jeans and DKNY(R) Active in the Western Hemisphere, as well as CITY DKNY(R) better women's sportswear. The Company also has the exclusive license to produce and sell women's sportswear under the Kenneth Cole New York, Unlisted.com and Reaction Kenneth Cole brand names.

Mexx designs and markets products for women, men and children which are sold through its wholesale, retail and licensing businesses in more than 40 countries in Europe, the Middle East, the Asia Pacific region and Canada. Mexx sells its products in company-owned and franchised stores, shop-in-stores within premium department stores and approximately 6,000 independent retail stores. The company also manages a variety of product licenses for non-apparel products such as Mexx Scents (fragrances), Mexx Shoes, Mexx Bags, Mexx Time (watches) and Mexx Jewels (costume jewelry). Mexx employs 1,950 associates worldwide.

Statements contained herein that relate to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated results of operations or level of business for 2001 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include changes in regional, national, and global micro and macro-economic conditions, including the levels of consumer confidence and spending; risks related to retailer and consumer acceptance of the Company's products; risks associated with competition and the marketplace, including the financial condition of, and consolidations, restructurings and other ownership changes in, the apparel (and related products) industry and the retail industry, the introduction of new products or pricing changes by the Company's competitors, the Company's ability to effectively remain competitive with respect to product, value and service; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to customer requirements for vendor margin support, and those related to extending credit to customers; the Company's ability to correctly balance the level of its commitments with actual orders; the Company's ability to effectively distribute its product within its targeted markets; uncertainties relating to the Company's ability to successfully implement its growth strategies, integrate acquisitions, maintain product licenses, or successfully launch new products and lines; risks associated with the entry into new markets, either through internal development activities or acquisitions; risks associated with the possible inability of the Company's unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with the Company's policies regarding labor practices; risks associated with changes in social, political, economic and other conditions affecting foreign operations and sourcing; and such other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices as are set forth in our 2000 Annual Report on Form 10-K, including, without limitation, those set forth under the heading "Business-Competition; Certain Risks". The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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The Company will sponsor a conference call today at 10:00 am EDT to discuss this transaction. To participate, please call 1-888-689-9342 (pass code #05388). A replay of the call will be available until 5:00 pm Wednesday, May 23, 2001 and can be accessed by dialing 1-888-258-7854 (pass code 06830). This call will also be webcast and can be accessed at www.vcall.com or via the Liz Claiborne website at www.lizclaiborne.com. An online archive of the broadcast will be available until 5:00 pm Wednesday, May 23, 2001 by accessing www.vcall.com.